EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems To Acquire AGT-Broadcast for $15 Million

Thursday May 13, 12:00 pm ET

Combination Expands Advertising Industry’s Largest and Most Reliable

Spot Distribution Platform

Combined Entity to Realize Significant Operational and Financial Synergies

DALLAS & NEW YORK—(BUSINESS WIRE)—May 13, 2004— The management of DG Systems’ will host a conference call today to review the transaction announced below:

Conference Call:	Today, May 13, at 2:00 p.m. EDT
Dial-in numbers:	212/346-6515 or 415/908-4705
Webcast/Replay URL:	http://www.vcall.com/CEPage.asp?ID=88248

DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today announced it has entered into a definitive agreement to acquire AGT-Broadcast, a division of Applied Graphics Technologies, Inc. (a wholly-owned subsidiary of KAGT Holdings, Inc., an affiliate of funds managed by Kohlberg & Company) for $15 million in cash.

Commenting on the transaction, Scott K. Ginsburg, Chairman and CEO of DG Systems said, “The acquisition of the AGT-Broadcast division is both strategically and financially attractive, as it represents a significant growth and expansion opportunity for DG. This transaction significantly expands our customer and revenue base and is consistent with our stated strategy of seeking growth in 2004 through a combination of new business initiatives and strategic acquisitions. Our goals to continue building a critical mass of operations and further diversifying our geographic and industry reach are squarely met through this transaction. We plan to integrate the successful operating and management disciplines of both companies to attract new clients, build customer loyalty and provide a level of customer satisfaction that is second to none.”

With annual revenues of approximately $20 million, AGT-Broadcast, headquartered in New York with regional facilities in Los Angeles, Chicago, Wilmington (OH) and Southfield (near Detroit, MI), delivers television and radio commercials to network and cable stations. AGT-Broadcast also provides a range of ancillary services including volume duplication, encoding and captioning, media management and archiving, and digital imaging. DG Systems has been providing digital distribution services to many AGT-Broadcast customers for over ten years. Today’s transaction extends that partnership across AGT-Broadcast’s entire customer base.

Mr. Ginsburg noted, “The AGT-Broadcast facilities are located in regions strategically relevant to some of the nation’s largest advertisers. For example, the Southfield office is in close proximity to the epicenter of the Detroit auto industry and will be an important means for us to provide industry leading levels of customer service to this important segment of advertisers.”

DG believes the transaction will be accretive to its operating results based on its analysis of AGT-Broadcast’s assets and competitive position, as well as prospective financial and operating synergies to be realized through the combination. Upon completing the transaction, DG expects to immediately begin offering its digital distribution services to AGT-Broadcast’s “dub & ship” clients, instantly expanding DG’s potential customer base. DG anticipates that higher utilization of its industry-leading digital distribution network will generate improved operating leverage. The combined entity intends to streamline operations and expenses while expanding its focus on sales and customer service.

Today’s transaction is part of a broader strategy to build on DG Systems’ industry leadership and extensive customer relationships through both external and internal means. Thus far in 2004, DG has already introduced several important technical and service innovations to cultivate organic growth in its business including:

•	An industry-first ‘triple play’ solution for delivering radio commercials via the Internet, DG’s private telecommunications network or overnight distribution. The introduction of three separate pathways through which to deliver audio content provides DG customers with the industry’s most reliable and easy-to-use spot delivery network available.

•	A ‘triple play’ solution for delivering television commercials electronically via the Internet, satellite or overnight distribution—another industry first. Through the introduction of a new “DG Spot Box” which enables this three-way functionality, DG has established the advertising industry’s first and only triple redundant distribution capability for video.

•	The recently commenced upgrade of DG Online(TM), our web-based customer application software and interface. Through a just announced alliance with Avanade, Inc. — a premier technology integrator for Microsoft solutions—we plan to introduce an enhanced DG Online solution during the next twelve months. Once implemented, the enhancements will transform DG Online into a more streamlined, easier-to-navigate portal that simplifies the order entry process while providing expanded options for storage, delivery and management of broadcast advertising and content. As with the triple play and DG Spot Box service upgrades, the DG Online enhancements will provide our customers with unrivaled performance, reliability and convenience.

Mr. Ginsburg continued, “With AGT-Broadcast, we are acquiring solid management, sales and customer service personnel who we believe will be instrumental to enhancing our 24/7 service capabilities. The combined entity will extend DG’s industry position as the broadcasting industry’s premiere digital delivery and work flow solution provider for handling our customers’ valuable media assets. Our distribution system already provides agencies and brands with the most reliable and accountable spot delivery network available today—a capability that is unrivaled in our industry. By deepening our relationship with the AGT-Broadcast customer base, we can build on this strength and more effectively stimulate demand for our services.”

The transaction is expected to be completed in the second quarter of 2004, subject to customary closing conditions. DG plans to finance the transaction through borrowings under its existing credit facility.

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.